EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Troika Media Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act 1933, as amended, of our report dated November 2, 2020 with respect to the consolidated financial statements as of June 30, 2020 and 2019 and for each of the years in the two-year period ended June 30, 2020 appearing in the Registration Statement on Form S-1 (File No. 333-254889) (the “Effective Registration Statement”).

We also consent to the references to us under the heading “Experts” in the Effective Registration Statement.

/s/ RBSM LLP

RBSM LLP

Henderson, Nevada

April 15, 2021